                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              TB WOOD'S CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                                                      (A)
       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                [TB WOOD'S LOGO]

                         NOTICE OF ANNUAL MEETING OF THE
                                 STOCKHOLDERS OF
                              TB WOOD'S CORPORATION






TO THE STOCKHOLDERS OF
TB WOOD'S CORPORATION:


         The Annual Meeting of Stockholders of TB Wood's Corporation (the "Company") will be held at the Sheraton Rittenhouse Square Hotel, 18th at Locust Street, Philadelphia, Pennsylvania, April 25, 2000, commencing at 2:00 p.m., at which meeting only holders of the Company's Common Stock of record at the close of business on March 24, 2000 will be entitled to vote, for the following purpose:

                  1.       To elect two directors of the second class.


         You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please execute the enclosed proxy and mail it promptly. Should you attend the meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.


                                                       TB WOOD'S CORPORATION


                                                       By: /s/ Emma K. Gross
                                                          ---------------------
                                                          Emma K. Gross
                                                          Corporate Secretary

Chambersburg, Pennsylvania
March 30, 2000

                              TB WOOD'S CORPORATION
                 440 North Fifth Avenue, Chambersburg, PA 17201


                                 PROXY STATEMENT


          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 2000

         This proxy statement is furnished to the stockholders of TB Wood's Corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, April 25, 2000, at 2:00 p.m. at Sheraton Rittenhouse Square Hotel, 18th at Locust Street, Philadelphia, Pennsylvania and any adjournment thereof (the "Annual Meeting"), for the purpose set forth in the accompanying Notice of Annual Meeting. The Board of Directors (the "Board") does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about March 30, 2000.

         Whether or not you expect to be personally present at the Annual Meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company. All shares of TB Wood's Corporation common stock, par value $.01 per share (the "Common Stock") represented by duly executed proxies in the accompanying form will be voted as directed unless proxies are properly revoked prior to the voting thereof. If the proxy is signed and returned without any direction given, shares will be voted FOR the election of the nominees of the Board.

         The close of business on March 24, 2000, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding and entitled to be voted at the Annual Meeting 5,471,252 shares of Common Stock. The holders of the Common Stock will be entitled to one vote for each share of Common Stock held of record on the Record Date.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, accompanies this proxy statement.

         The solicitation of this proxy is made by the Board. The solicitation will be by mail and the expense thereof will be paid by the Company. Solicitation of proxies may be made by telephone or telefax by directors, officers or other employees or agents of the Company.


         ELECTION OF DIRECTORS

         At the Annual Meeting, two directors of the Company are to be elected for a term ending at the 2003 Annual Meeting of Stockholders, or until their respective successors have been elected and have been qualified. Certain information with respect to the nominees for election as directors, and the other directors whose terms of office as directors will continue after the

Annual Meeting, is set forth below. Should either of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.

         Information Regarding the Nominees for Directors to be Elected in 2000 for a Term Ending in 2003

         Second Class

         Michael L. Hurt - President and Director of the Company, Age 54, present term expires 2000; Director and President of the Company since its formation in 1995; President and a Director of TB Wood's Incorporated ("TBWI") since January 1991. Before joining the Company, Mr. Hurt spent 23 years at The Torrington Company, a subsidiary of Ingersoll-Rand Corp. Mr. Hurt is a Registered Professional Engineer and holds an MBA from Clemson-Furman University and a BSME from Clemson University.

         Robert J. Dole - Director of the Company, Age 76, present term expires 2000, Director since 1997. Mr. Dole is currently special counsel at Verner, Liipfert, Bernard, McPherson and Hand. He was formerly Majority Leader of the United States Senate. Mr. Dole is also a director of each of Community Health Systems and Tiger Management. Mr. Dole serves on the Forstmann Little Advisory Board and on the Ryan White Foundation Advisory Board. Mr. Dole holds a BA and an LLB from Washburn University.


         Information Regarding the Directors Who Are Not Nominees for Election and Whose Terms Continue Beyond 2000.

         First Class

         Thomas C. Foley - Chairman of the Board and Director of the Company, Age 48, present term expires 2002, Director and Chairman of the Company since its formation in 1995; served as Chairman of the Board of Directors of TBWI since December 1986. Mr. Foley is also a director of The NTC Group, Inc., a private investment firm, and of Stevens Aviation, Inc. Mr. Foley holds an AB from Harvard College and an MBA from Harvard Business School.

         Third Class

         Jean-Pierre L. Conte - Director of the Company, Age 36, present term expires 2001, Director of the Company since its formation in 1995. Mr. Conte is currently a Managing Director of Genstar Capital LLC. Prior to his role at Genstar, Mr. Conte was a principal of The NTC Group, Inc. Mr. Conte is also a Director of each of NEN Life Science Products, Inc., BioSource International, Inc. (NASDAQ: BIOI), Andros Incorporated, and Skyway Freight Systems, Inc. Mr. Conte holds a BA degree from Colgate University and an MBA from Harvard Business School.

         Craig R. Stapleton - Director of the Company, Age 54, present term expires 2001, Director of the Company since 1996. Mr. Stapleton is President of Marsh & McLennan, Real Estate Advisors, Inc. Mr. Stapleton is also a director of each of Allegheny Properties, Inc., Cornerstone Properties, Inc., and Vacu-Dry Company. Mr. Stapleton holds an AB from Harvard College and an MBA from Harvard Business School.


BOARD OF DIRECTORS AND COMMITTEES

         The Board currently consists of five members and is classified into three classes. One class of directors is elected each year and the members of such class hold office for a three-year term or until their successors are duly elected and qualified. There were four meetings of the Board during 1999.

         The Company had no standing nominating committee during 1999. The Audit Committee reports to the Board and provides assistance to the Board in discharging its responsibilities in connection with the financial accounting practices of the Company and the internal controls related thereto and represents the Board in connection with the services rendered by the Company's independent accountants. Messrs. Conte and Stapleton serve on the Audit Committee. The Compensation Committee reports to the Board and is responsible for the review of executive compensation. Messrs. Conte and Stapleton serve on the Compensation Committee. The Audit Committee held two meetings in 1999. The Compensation Committee held two meetings in 1999. Each director of the Board of the Company attended at least 75% of the aggregate meetings held by the Board and by the committees of the Board on which he served during the periods that he served, except Robert J. Dole who attended 50% of the aggregate meetings held by the Board and by the committees of the Board on which he served during the period that he served.

         Director Nomination Procedures

         Nominations for election of directors of the Company may be made by the Board or by any stockholder entitled to vote in the election of directors. The Company's Bylaws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company no later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Securities and Exchange Commission or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Company's Bylaws further require that the notice by the stockholder set forth certain information concerning such stockholder and such stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

         Compensation of Directors

         The Company paid an aggregate of $100,000 of directors' fees in fiscal year 1999 for directors who were not employees or officers of the Company. Directors who are employees of the Company do not receive additional compensation for serving on the Board or committees of the Board. Each outside Director receives an annual fee of $30,000, a meeting attendance fee of $1,000 and reimbursement of applicable travel and other expenses.


MANAGEMENT

         Executive officers are appointed by, and serve at, the discretion of the Board. There are no family relationships among any of the directors or executive officers of the Company. The current executive officers of the Company, each of whom is elected for a term of one year or until his successor is duly elected and qualified, are:


        Name                    Age    Title
        ----                    ---    -----

Thomas C. Foley                 48     Chairman of the Board

Michael L. Hurt                 54     President and Director

Carl R. Christenson             40     Vice President/General Manager - Mechanical Business

Thomas F. Tatarczuch            54     Vice President-Finance

Cedric A. Cleminson             64     President of Plant Engineering Consultants, Inc.

Harold L. Coder, III            48     Vice President, Sales

David H. Halleen                60     Vice President, Treasury Management & Investor Relations

Michael H. Iversen              56     President of T. B. Wood's Canada Ltd.

William R. Juergens             50     Vice President of Quality/General Manager, Foundry Operations

Willard C. Macfarland, Jr.      44     Vice President, International

Stanley L. Mann                 49     Vice President, Advanced Technology - Electronics

Durand M. Miller                48     Vice President, Engineering - Electronics

James E. Williams               53     Vice President, Electronics Operations and Logistics

         Mr. Christenson has been Vice President/General Manager - Mechanical Business of the Company since its formation, and of TBWI since October 1994. Mr. Christenson joined TBWI in June 1991 as Director of Mechanical Engineering and in 1992 assumed the additional responsibility of Vice President of Engineering - Mechanical Products of TBWI. Mr. Christenson holds an MBA from Rensselaer Polytechnic Institute, and an MSME and BSME from The University of Massachusetts.

         Mr. Tatarczuch has been Vice President-Finance of the Company and TBWI since September 1999. From 1991 to 1999 he was Division Controller at a major autonomous subsidiary of Ingersoll Rand Company. Mr. Tatarczuch holds a BS degree from Southern Illinois University.

         Mr. Cleminson has been President of Plant Engineering Consultants, Inc. ("PEC"), a wholly-owned subsidiary of the Company, since January 1995. Mr. Cleminson joined TBWI as Vice President Marketing - Electronics Products in May 1994. Previously, he was Vice President of Marketing and Strategic Planning of the Industrial Electronic Controls Division Emerson/Control Techniques, Inc. from 1991 to 1994. Mr. Cleminson holds an Advanced Business Degree from Bowling Green University, and an EE from Faraday House Electrical College of London, United Kingdom.

         Mr. Coder has been Vice President, Sales of the Company since its formation, and of TBWI since October 1991. Mr. Coder holds a BS degree from Shippensburg University.

         Mr. Halleen has been Vice President, Treasury Management & Investor Relations, of the Company from September 1999 to present. He also served as Vice President, Finance of the Company from its formation until July 1997 and from October 1998 to September 1999. He served as Vice President, Finance of TBWI from June 1992 to July 1997 and from October 1998 to September 1999. Mr. Halleen served as Treasurer of the Company from its formation until January 1999, and of TBWI from June 1992 to January 1999. Mr. Halleen is a Certified Management Accountant and holds a BSBA from Niagara University.

         Mr. Iversen has been President of T. B. Wood's Canada Ltd., a subsidiary of the Company, ("TBWC") since April 1998. Mr. Iversen served as Executive Vice President, Marketing of the Company from its formulation until March 1998, and of TBWI from January 1992 to March 1998, and was responsible for sales and marketing. Mr. Iversen holds a BIE from Georgia Institute of Technology.

         Mr. Juergens has served as Vice President of Quality/General Manager - Foundry Operations of the Company and of TBWI since September 1998. His previous assignment was Vice President of Quality/Human Resources of the Company from its formation until 1998 and Vice President of Quality/Human Resources of TBWI from 1994 to 1998. Mr. Juergens holds an MBA from Frostburg State University, and MS and BSIE degrees from Western Michigan University.

         Mr. Macfarland has been Vice President, International of the Company since its formation and of TBWI since August 1994. He has also served as Managing Director of TB Wood's (Deutschland) GmbH since June 1998, Managing Director of Berges electronic GmbH since August 1998, President of the Board of Directors of Berges electronic s.r.l., Naturno, Italy (formerly Berges Holding Italiana S.R.L.) since December 1997, and a member of the Board of Directors, TB Wood's (India) Private Limited since January, 1997. Mr. Macfarland's previous assignment was President of TBWC from August 1994 to March 1998. From 1989 to August 1994, Mr. Macfarland was Director - Marketing and Sales of Roller Bearing Company of America. Mr. Macfarland holds an MBA from Case Western Reserve University and a BSME degree from Worcester Polytechnic Institute.

         Mr. Mann has been Vice President, Advanced Technology - Electronics of the Company and of TBWI since April 1997. He joined TBWI in May 1984 as Chief Electronics Engineer and became Director of Advanced Technology, Electronics in July 1996. He holds a BSEE from the University of Illinois.

         Mr. Miller has been Vice President, Engineering - Electronics of the Company and of TBWI since April 1998. Previously he was Vice President Marketing
- Electronic Products of the Company and of TBWI from 1997 to 1998. Mr. Miller joined TBWI in January 1996 as Marketing Manager - Electronic Products. From 1991 to 1996 Mr. Miller held various management positions, including Product Manager, Product Planning Manager, and Program Manager for Group Schnieder/Square D and Reliance Electric. Mr. Miller holds a BSEE from the University of Maryland.

         Mr. Williams has been Vice President, Electronic Operations and Logistics of the Company and of TBWI since April 1998. Mr. Williams served as Vice President, Marketing - Mechanical Products of the Company from its formation, and TBWI from 1994 to 1998. Mr. Williams joined TBWI in September 1993 as Program Manager and assumed responsibility for installation of the new Management Information System. Mr. Williams holds a BS degree from Indiana University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On November 12, 1999, the Company commenced a "Dutch Auction" self-tender offer for up to 400,000 shares of its Common Stock, or approximately 6.8% of its then-outstanding shares, at a purchase price not greater than $12.50 nor less than $9.00 per share. On December 17, 1999, the Company completed the self-tender offer. A total of 424,398 shares were tendered at $9.00 per share. Due to the over-subscription, shares tendered were pro-rated. The Company purchased 400,000 shares at $9.00 per share, resulting in a final pro-ration factor of 94%. The following directors and executive officers participated in the self-tender and sold Common Stock to the Company in the following amounts:
Mr. Hurt, $250,020; Mr. Iversen, $31,806; Mr. Conte, $254,475; and Mr. Halleen, $16,965. Mr. Foley did not tender any shares of Common Stock into the self-tender. On November 9, 1999 he entered into an option agreement (the "Option Agreement") with a third party (the "Option Holder"). Pursuant to the Option Agreement, the Option Holder had the option (the "Option") to purchase up to 275,000 shares from Mr. Foley at a purchase price of $.05 per share less than the final per share purchase price to be paid by the Company for shares tendered into and accepted for payment pursuant to the self-tender (but in no event less than $8.95 per share). The Option Holder tendered 275,000 Shares into the Offer at a price of $9.00 per share. Subsequently, the Option Holder exercised the Option and acquired directly from Mr. Foley 259,190 shares of Common Stock, the number of shares accepted in the self-tender.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to beneficial ownership of the Common Stock as of February 15, 2000 by (i) each of the Company's directors and certain of its executive officers, (ii) each person who is known by the Company to own beneficially more than 5% of the Common Stock and
(iii) all of the Company's directors and executive officers as a group. Except as noted below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise listed below, the address of each person is c/o the Company, 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201.

         Security Ownership of Certain Beneficial Owners and Management

                                                                   Number of
                                                                 Common Stock       Percent
                  Name and Address                                Shares (1)        of Class (2)
                  ----------------                                ----------        ------------
Wellington Management Company, LLP                                524,500(3)           9.6%
     75 State Street
     Boston, MA  02109

State of Wisconsin Investment Board                               406,800(4)           7.4%
     P. O. Box 7842
     Madison, WI  53707

FMR Corp., Edward C. Johnson III
and Abigail P. Johnson                                            587,800(5)          10.7%
     82 Devonshire Street
     Boston, MA  02109

Fleet Boston Corp.                                                305,000(6)           5.6%
     One Federal Street
     Boston, MA  02110


Thomas C. Foley                                                  2,451,969(7)         44.8%
Chairman of the Board and Director

Michael L. Hurt                                                     124,444            2.3%
President and Director

Jean-Pierre L. Conte                                                 57,647            1.1%
Director

Robert J. Dole                                                       10,000              *
Director

Craig R. Stapleton                                                   79,500            1.5%
Director

Jeffrey A. Petry                                                     27,641              *
Vice President/Gen. Mgr.  - Electronics Business

Carl R. Christenson                                                  27,236              *
Vice President/General Manager  - Mechanical Business

Michael H. Iversen                                                   36,259              *
President T. B. Wood's Canada Ltd.

Willard C. Macfarland, Jr.                                           11,389              *
Vice President, International

All executive officers and directors as a group (17 persons)      2,921,671           53.4%

--------------------

(1) Includes options exercisable within sixty days of February 15, 2000 for the following number of shares:

             Thomas C. Foley                                        31,250
             Michael L. Hurt                                        62,500
             Carl R. Christenson                                    18,336
             Jeffrey A. Petry                                       27,500
             Michael H. Iversen                                     11,000
             Jean-Pierre L. Conte                                   10,000
             Craig R. Stapleton                                     10,000
             Robert J. Dole                                         10,000
             Willard C. Macfarland, Jr.                              9,500
             All executive officers and directors as a group       266,845

(2)  * Indicates less than one percent of class.

(3)  Information concerning the shares beneficially owned by Wellington
     Management

     Company, LLP ("Wellington") was obtained from a Schedule 13G/A filed as of February 11, 2000. The filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 524,500 shares of the Common Stock. Wellington reports that it has no sole voting power with respect to any shares of the Common Stock, shared voting power with respect to 474,500 shares of the Common Stock and shared dispositive power with respect to 524,500 shares of the Common Stock.

(4) Information concerning the shares beneficially owned by State of Wisconsin Investment Board was obtained from a Schedule 13G filed as of February 2, 2000. The filing indicates that it is a government agency which manages public pension funds subject to provisions comparable to ERISA. State of Wisconsin Investment Board beneficially owns 406,800 shares of the Company's Common Stock as a result of acting as a government agency which manages public pension funds subject to provisions comparable to ERISA. The State of Wisconsin Investment Board has sole power to dispose of the 406,800 shares of Common Stock owned by the funds. The State of Wisconsin Investment Board has the sole power to vote or direct the voting of the 406,800 shares of the Company's Common Stock owned by the funds.

(5) Information concerning the shares beneficially owned by FMR Corp., Edward C. Johnson III and Abigail P. Johnson was obtained from a
     Schedule 13G/A filed as of February 14, 2000. The filing indicates that in its capacity as investment adviser, Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 587,800 shares of the Company's Common Stock as a result of acting as investment advisor to various investment companies. Edward C. Johnson III, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 587,800 shares of Common Stock owned by the funds. Neither Edward C. Johnson, III nor FMR Corporation has the sole power to vote or direct the voting of the Company's Common Stock owned directly by the funds. Edward C. Johnson III owns approximately 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson III is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(6) Information concerning the shares beneficially owned by Fleet Boston Corp. ("Fleet") was obtained from a Schedule 13G filed as of February 14, 2000. The filing indicates that in its capacity as a parent holding company, Fleet may be deemed to have sole power to vote or to direct the vote of 208,400 shares and sole power to dispose or to direct the disposition of 305,000 shares of common stock. Fleet reports that it has no shared power to vote or direct the vote nor shared power to dispose or to direct the disposition of the Common Stock.

(7) Includes 87,300 shares of Common Stock donated by Mr. Foley to the Foley Family Foundation, a charitable trust he controls.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during the last three completed fiscal years by the Company's Chairman, President and each of the Company's next four most highly paid executive officers (the "Named Officers").

         Summary Compensation Table

                                                                                     Long Term
                                                                                    Compensation
                                                             Annual                   Awards
                                                          Compensation            No. of Securities
                                       Fiscal         ---------------------          Underlying         All Other
Name and Principal Position             Year          Salary          Bonus         Options (1)        Compensation
---------------------------             ----          ------          -----         -----------        ------------
Thomas C. Foley                         1999         $303,750        $75,000          18,750             $42,140(2)
Chairman                                1998          288,750        165,000          18,750              37,109(2)
                                        1997          272,917        300,000          18,750              29,304(2)

Michael L. Hurt                         1999          278,750         75,000          37,500              82,129(3)
President                               1998          263,750        165,000          37,500              73,801(3)
                                        1997          248,333        300,000          37,500              68,215(3)

Jeffrey A. Petry                        1999          187,083         15,000           7,500              48,741(4)
Vice President/General Mgr.             1998           77,083         40,000          75,000              72,097(4)
- Electronics Business.

Carl R. Christenson                     1999          131,666         32,000           7,500              24,832(5)
Vice President/General Mgr.             1998          115,833         40,000           7,500              21,432(5)
 - Mechanical Business                  1997          108,000         80,000           7,500              20,215(5)

Michael H. Iversen                      1999          131,371         10,000           6,000              54,360(6)
President, T. B. Wood's                 1998          123,951         20,000           6,000              46,892(6)
   Canada Ltd.                          1997          126,000         55,000           7,500              34,119(6)

Willard C. Macfarland, Jr.              1999          111,815          9,000           4,500               7,158(7)(8)
Vice President, International           1998          107,000         25,000           6,000              45,733(7)(8)
                                        1997          104,708         50,000           6,000              60,659(7)(8)

(1)  No stock appreciation rights or restricted stock awards were granted.

(2) Includes $1,218 in each of 1997, 1998, and 1999 in life insurance premium payments by the Company; and $28,086 in 1997, $35,891 in 1998, and $40,762 in 1999 pursuant to the TB Wood's Corporation Supplemental Executive Retirement Plan ("SERP").

(3) Includes $2,016 in each of 1997, 1998, and 1999 in life insurance premium payments by the Company; $4,800 in each of 1997, 1998, and 1999 in Company matching contributions to the Company's 401(k) plan; $2,002 in 1999 in vehicle allowance; $20,000 in each of 1997, 1998 and 1999 in split dollar life insurance premium payments by the Company; $39,003 in 1997, $44,463 in 1998, and $50,497 in 1999 pursuant to the SERP; and $2,396 in 1997, $2,522 in
     1998, and $2,653 in 1999 in Country Club dues allowance.

(4) Includes $1,148 in 1999 in life insurance premium payments by the Company; $2,177 in 1999 in Company matching contributions to the Company's 401(k) plan; $803 in 1998 and $2,048 in 1999 in vehicle allowance; $70,239 in 1998 and $19,567 in 1999 in moving allowance; and $20,000 in 1999 in a sign-on bonus; $1,055 in 1998 and $2,653 in 1999 in Country Club dues allowance. Due to a re-organization as of February 23, 2000, Mr. Petry no longer serves as Vice President/General Manager
     - Electronics Business nor as an employee of the Company.

(5) Includes $224 in each of 1997 and 1998, and $469 in 1999 in life insurance premium payments by the Company; $4,800 in each of 1997, 1998 and 1999 in Company matching contributions to the Company's 401(k) plan; $5,000 each year in split dollar life insurance premium payments by the Company; and $7,795 in 1997, $8,886 in 1998, and $10,092 in 1999
     pursuant to the SERP; $2,396 in 1997, $2,522 in 1998, and $2,653 in
     1999 in Country Club dues allowance; and $1,662 in 1999 in vehicle allowance.

(6) Includes $1,164 in each of 1997 and 1998, and $918 in 1999 in life insurance premium payments by the Company; $4,800 in 1997, $3,980 in 1998, and $2,913 in 1999 in Company matching contributions to the Company's 401(k) plan; $5,000 in each of 1997, 1998 and 1999 in split dollar life insurance premium payments by the Company; $3,980 in 1998 and $6,167 in 1999 in auto allowance; $6,567 in 1998 and $10,995 in
     1999 in housing allowance; and $20,759 in 1997, $23,666 in 1998, and
     $26,877 in 1999 pursuant to the SERP; $2,396 in 1997, $2,522 in 1998, and $1,406 in 1999 in Country Club dues allowance.

(7) Includes $335 in 1997 and 1998, and $355 in 1999 in life insurance premium payments by the Company; $4,800 in each of 1997 and 1998, and $3,959 in 1999 in Company matching contributions to the Company's 401(k) plan; $31,819 moving allowance, $1,955 in auto allowance and $500 for tax preparation in 1997; and $20,431 moving allowance, and $1,955 in auto allowance in 1998; and $2,700 in auto allowance in 1999.

(8) The Company provided a $250,000 interest-free secured loan to Mr. Macfarland on May 31, 1996 to assist in his relocation to Chambersburg, PA. Mr. Macfarland derived an estimated benefit in the amount of $21,250 in 1997 based on a market interest of 8-1/2%; and $18,212 in 1998 based on a market interest of 7.75% as a result of such interest-free loan. The balance on this loan was paid in January 1999.

Option Grants in 1999

         The following table sets forth information concerning grants of stock options during fiscal year 1999 to each of the Named Officers and the potential realizable value of such options at assumed annual rates of stock price appreciation for the option terms.

                                               Option Grants in 1999(1)
                                                  Individual Grants

                                 Number of     Percent of                              Potential Realizable Value at
                                Securities    Total Options   Exercise                 Assumed Annual Rates of Stock
                                Underlying     Granted to      or Base                 Price Appreciation for Option
                                  Options    Employees in       Price     Expir.                  Term (2)
Name                            Granted (#)    Fiscal Year     ($/SH)      Date         5% ($)             10% ($)
----                            -----------    -----------     ------      ----         ------             -------
Thomas C. Foley                     6,250          3.91%        12.00    1/25/09        47,175              119,538
                                   12,500          7.82%        18.00    1/25/04        62,163              137,363

Michael L. Hurt                    12,500          7.82%        12.00    1/25/09        94,350              239,075
                                   25,000         15.65%        18.00    1/25/04       124,325              274,725

Jeffrey A. Petry                    2,500          1.56%        12.00    1/25/09        18,870               47,815
                                    5,000          3.13%        18.00    1/25/04        24,865               54,945

Carl R. Christenson                 2,500          1.56%        12.00    1/25/09        18,870               47,815
                                    5,000          3.13%        18.00    1/25/04        24,865               54,945

Michael H. Iversen                  2,000          1.25%        12.00    1/25/09        15,096               38,252
                                    4,000          2.50%        18.00    1/25/04        19,892               43,956

Willard C. Macfarland, Jr.          1,500          0.94%        12.00    1/25/09        11,322               28,689
                                    3,000          1.88%        18.00    1/25/04        14,919               32,967

(1) The Company granted non-qualified options under the provisions of the 1996 Stock-based Incentive Compensation Plan. On January 26, 1999, 53,250 options with an option price of $12.00 per share and 106,500 options with an option price of $18.00 per share were granted. The options vest evenly over a three-year period from the grant date. The options may be exercised as they vest.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Company's stock price.

Option Exercises in 1999

         The table which follows sets forth information concerning exercises of stock options during fiscal year 1999 by each of the Named Officers and the value of each such officer's unexercised options as of December 31, 1999 based on a closing stock price of $8.50 per share of the Company's Common Stock on such date:

                                            Aggregated Option Exercises in Last Fiscal Year
                                                  and Fiscal Year-End Option Values(1)

                                                                    Number of Securities          Value of Unexercised
                                       Shares                       Underlying Unexercised        In-the-Money Options
                                      Acquired                     Options at Fiscal Year End      at Fiscal Year End
                                         On             Value       (12/31/99) (Exercisable/    (12/31/99) (Exercisable/
                                      Exercise         Realized         Unexercisable)               Unexercisable)
Name                                    (#)            ($)                    (#)                         ($)
-----------------------------------------------------------------------------------------------------------------------
Thomas C. Foley                             0              0          18,750/37,500                      0/0

Michael L. Hurt                             0              0          37,500/75,000                      0/0

Jeffrey A. Petry                            0              0          25,000/57,500                      0/0

Carl R. Christenson                     3,586         18,284          13,336/15,000                    27,021/0

Michael H. Iversen                      8,625         81,495           7,000/12,500                      0/0

Willard C. Macfarland, Jr.                  0              0           6,000/10,500                      0/0

-------------------
(1)  The Company has not granted any stock appreciation rights.


Supplemental Executive Retirement Plan

         Effective January 1, 1998, the Company adopted the Supplemental Executive Retirement Plan (the "Plan"), which is designed to offer additional retirement benefits to a select group of executive employees. Coverage under the Plan is limited to executives who have completed five years of service with the Company and whose benefits under the Retirement Savings and Investment Plan are limited because of restrictions imposed by the Internal Revenue Code on the amount of benefits that may be contributed on behalf of executive employees under that type of a tax-qualified plan.

         Each year on December 31, the Company credits a participant's account with an additional retirement contribution plus any earnings on contributions for prior years. The contributions are made using a "target benefit formula" which is intended to insure (but does not guarantee) that the value of a participant's account, at age 65, will equal the value of a single life annuity for 50% of the participant's final average earnings with the Company less the following amounts: (1) benefits under our tax-qualified retirement plan, (2) the participant's social security benefits and (3) a portion of any amount received by a participant from certain split-dollar life insurance policies that have been purchased for such participants.

         A participant is 25% vested in his or her account in the first year of participation in the Plan and vests ratably over a subsequent ten-year period based on continued employment with the Company. A participant is entitled to a distribution of the vested portion of his or her account after the earliest to occur of the following: (1) the participant's termination of employment (other than for Cause, as defined in the Plan), (2) the participant's death, (3) the participant's disability, (4) a Change of Control (as defined in the Plan) or
(5) termination of the Plan.


Executive Employment Contract

         The following sets forth a description of the executive employment contract for Mr. Hurt.

         Mr. Hurt's employment contract was effective on April 14, 1998 and provides that he will continue to serve as our President or other senior executive officer until December 31, 2002. The contract sets Mr. Hurt's annual salary at $265,000, which may be adjusted if the Company and Mr. Hurt agree to any such adjustment. Mr. Hurt's employment contract further provides that he will be entitled to participate in all employee benefit plans or programs that are made available to our other executive employees.

         If Mr. Hurt voluntarily terminates his employment with the Company without good reason or the Company terminates his employment for cause as defined in his agreement or because his performance does not satisfy the terms of his contract, Mr. Hurt will not be entitled to any payments or benefits beyond his last day of employment. If Mr. Hurt terminates his employment with the Company for good reason or he is terminated following a change of control, the Company will pay him $350,000 per year for the two-year period following his termination. Finally, if the Company terminates Mr. Hurt's employment because the Company no longer needs his services, the Company has agreed to continue his then-current compensation for a period of twenty-four months, provided that Mr. Hurt refrains from competing with the Company during that period. Mr. Hurt's contract also provides that Mr. Hurt is subject to noncompetition, nonsolicitation and confidentiality restrictions.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires that the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's Common Stock file reports about their beneficial ownership of the Company's Common Stock. All the directors and officers of the Company filed reports as required by Section 16(a) of the Exchange Act with respect to the fiscal year 1999 on a timely basis except for Mr. Williams who did not file timely reports as required in relation to dividend reinvestment transactions in April, July, and October 1999 which resulted in the acquisition of 22 shares. While Mr. Hurt timely filed all his reports on Form 4, one transaction was inadvertently reported incorrectly and the report of that transaction was subsequently corrected by Mr. Hurt by his filing an amended Form 4.


REPORT OF THE COMPENSATION COMMITTEE REGARDING COMPENSATION

                  Executive Compensation Program. The Company's executive compensation program is designed to attract and retain highly-qualified executives and to motivate them to contribute to the Company's goals and objectives and its overall financial success. The Board believes that executives should have a greater portion of their compensation at risk than other employees, and that compensation should be tied directly to the performance of the business. Compensation for the Company's executives consists of both cash and equity-based compensation. In determining executive compensation, the Compensation Committee reviews and evaluates information supplied by management and bases decisions on management recommendations as well as on the Company's performance and on the individual's contribution and performance.

                  Salary. The Compensation Committee reviews the salary of each executive officer in relation to previous salaries, personal performance, salaries of executive officers in the industry and general economic conditions. The salaries are set at levels intended to motivate and retain highly qualified executives whom the Board believes are important to the continued success of the Company.

                  Bonuses. The Company's annual incentive payments to executive officers are intended to encourage and reward excellent individual performances by managers who make significant contributions to the Company's financial success. During 1999 an executive officer could earn bonus compensation based in part upon achievement by the Company of certain financial performance objectives and in part by achievement of individual operating objectives designed to enhance future performance by the Company. For 1999, the Company did not meet its performance objectives and as a result no bonus compensation was paid to executives on that basis. However, individual operating objectives were met by each of Messrs. Iversen, Christenson, and Macfarland and as a result each such executive was paid bonus compensation.

                  Incentive Stock Options. The Company grants stock options to provide long-term incentives for the executive officers. The option grants under the 1996 Stock Based Incentive Compensation Plan are designed to better align the interests of the executive officers with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company. The number of shares subject to each option grant is based on the officer's level of responsibility and relative position within the Company.

         1999 Compensation of Chairman and President

                  Chairman

                  The Compensation Committee determined the 2000 compensation for Mr. Foley in accordance with the guidelines described above. Mr. Foley's salary increased in 2000 from $303,750 to $320,000 based upon an evaluation of his personal performance and the Company's financial performance, as well as a cost of living increase. No specific weighting was assigned to these factors in determining the base salary increase. Mr. Foley earned a bonus of $75,000 based on his achievement of certain personal operating objectives designed to enhance future long-term performance of the Company including his strategic direction of the Company.

                  President

                  The Compensation Committee determined the 1999 compensation for Mr. Hurt in accordance with the guidelines described above. Mr. Hurt's salary increased in 2000 from $278,750 to $295,000, based upon an evaluation of his personal performance and the Company's financial performance, as well as a cost of living increase. No specific weighting was assigned to these factors in determining the base salary increase.

         Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Compensation Committee believes that all of the compensation awarded to the Company's executive officers during 1999 is fully deductible in accordance with this limit.

         This report is respectfully submitted by the members of the Compensation Committee of the Company.


                                                     COMPENSATION COMMITTEE
                                                        Craig R. Stapleton
                                                       Jean-Pierre L. Conte

PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock over the past four years with the cumulative total return on shares of companies comprising the Russell 2000 index and a special Peer Group index.

                                  Comparison of
                         Cumulative Total Returns Among
                     TB Wood's, Russell 2000, and Peer Group


     ---------------------------------------------------------------------------------------------------
                                    2/8/96         1/3/97         1/2/98          1/1/99         1/1/00

     TB Wood's                         100             98            190             108             82
     Russell 2000                      100            113            136             132            155
     Peer Group                        100            141            216             183            162
     ---------------------------------------------------------------------------------------------------


         No published industry index accurately mirrors the Company's business. Accordingly, the Company has created a special peer group index ("Peer Group") of companies operating in the power transmission or mechanical manufacturing industries. The Peer Group includes the following: Baldor Electric Company; Franklin Electric Co., Inc.; MagneTek, Inc.; Kollmorgen Corp.; and Regal-Beloit Corporation.

INDEPENDENT AUDITORS

         Arthur Andersen LLP was the auditor for the 1999 fiscal year and has been selected as the Company's auditor for the 2000 fiscal year. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


VOTING

         The holders of a majority of the outstanding shares of Common Stock must be present in person or by proxy to constitute a quorum. When a quorum is present at the Annual Meeting, the affirmative vote of the holders of a plurality of the shares represented at the Annual Meeting or any adjournment thereof which actually vote is required to elect directors and the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting is required to act on any other matters properly brought before the meeting. Shares represented by (i) proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, (ii) proxies which are marked to deny discretionary authority on other matters, and (iii) broker non-votes will be counted for the purpose of determining the number of shares represented at the meeting but will not be counted as voting.


STOCKHOLDER PROPOSALS

         Any stockholder proposals submitted for inclusion in the Company's Proxy Statement and proxy for the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company at the address appearing on the front page of this proxy statement no later than December 1, 2000, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any stockholder proposal submitted to the Company for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders after February 13, 2001 is considered untimely. In addition, any stockholder intending to present a proposal for consideration at the 2001 Annual Meeting of Stockholders must comply with certain provisions of the Company's Certificate of Incorporation and Bylaws.


ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.